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    EXHIBIT 5.0    OPINION OF MULDOON, MURPHY & FAUCETTE RE:  LEGALITY



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                                 August 11, 1998



Board of Directors
Bayonne Bancshares, Inc.
568 Broadway
Bayonne, New Jersey 07002

      Re: Bayonne Bancshares, Inc. 1998 Stock-Based Incentive Plan Registration Statement on Form S-8 for Offer and Sale of 681,687 Additional Shares of Common Stock

Gentlemen:

      We have been requested by Bayonne Bancshares, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 681,687 shares of the Company's Common Stock, $.01 par value (the "Shares"), that may be issued under the Bayonne Bancshares, Inc. 1998 Stock-Based Incentive Plan (the "Plan").

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, First Savings Bank of New Jersey, SLA.

      Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares reserved under the Plan have been duly authorized and will be legally issued, fully paid and nonassessable upon payment for and issuance of stock options in the manner described in the Plan or upon issuance of stock awards in consideration for past services pursuant to the Plan.

      The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Shares:




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Board of Directors
August 11, 1998
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      (a)  Subsections  C.3 and C.6 of Article  FOURTH and  Section D of Article
EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of subsection C.7 of Article EIGHTH authorizing the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

      (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

     This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part or otherwise referred to or be furnished to any governmental agency (other than the Securities and Exchange Commission in connection with the aforementioned registration statement on Form S-8 in which this opinion is contained) or any other person or entity without the prior written consent of this firm.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading "Interests of Named Experts and Counsel."


                                          Sincerely,

                                          /s/ MULDOON, MURPHY & FAUCETTE